Exhibit 4.1

ROGERS CORPORATION

2019 LONG-TERM EQUITY COMPENSATION PLAN

ARTICLE 1.
BACKGROUND AND PURPOSE

1.1.    Background. This Rogers Corporation 2019 Long-Term Equity Compensation Plan (the “Plan”) permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares and other equity-based awards. This Plan is intended to replace the Rogers Corporation 2009 Long-Term Equity Compensation Plan, as amended (the “Prior Plan”). The Prior Plan shall be terminated and replaced and superseded by this Plan as of the Effective Date, subject to approval by the Company’s shareholders, except that any awards granted under the Prior Plan shall remain in effect pursuant to their terms.

1.2.    Purpose. The purposes of the Plan are (a) to attract, reward and retain highly competent persons as Employees, Directors, and Consultants; (b) to provide additional incentives to Employees, Directors, and Consultants as determined by the Committee by aligning their interests with those of the Company’s shareholders; and (c) to promote the success of the Company’s business.

1.3.    Eligibility. Employees, Consultants, and Directors are eligible to be granted Awards under the Plan. However, Incentive Stock Options may be granted only to Employees. Notwithstanding the foregoing, a person who would otherwise be eligible to receive an Award under the Plan shall not be eligible in any jurisdiction where such person's participation in the Plan would be unlawful.

1.4.    Definitions. Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings set forth in Article 13 below.

ARTICLE 2. SHARE LIMITS

2.1.	Shares Subject to the Plan.

(a)    Share Reserve. Subject to adjustment under Section 2.2 of the Plan, the aggregate number of Shares that may be delivered pursuant to Awards (the “Share Reserve”) shall be the sum of (i) 400,000 Shares plus (ii) any shares remaining available for issuance under the Prior Plan as of the Effective Date (the “Prior Plan’s Available Reserve”). At all times the Company will reserve and keep available a sufficient number of Shares in such manner as it may consider appropriate in order to satisfy the requirements of all outstanding Awards made under the Plan that are to be settled in Shares.

(b)    Incentive Stock Options. Subject to adjustment under Section 2.2 of the Plan, the aggregate number of Shares that may be delivered pursuant to Incentive Stock Options shall be the sum of (i) 400,000 Shares plus (ii) the Prior Plan’s Available Reserve.

Exhibit 4.1

(c)    Shares Counted Against Limitation. The Share Reserve shall be increased when and to the extent that an Award (or an award under the Prior Plan that is outstanding as of the Effective Date) is canceled, terminates unearned, expires, is forfeited, or lapses for any reason, or an Award (or an award under the Prior Plan that is outstanding as of the Effective Date) is settled in cash without the delivery of shares to the Participant, such that any Shares subject to such Award (or such award under the Prior Plan that is outstanding as of the Effective Date) shall again be available for the grant of an Award pursuant to the Plan, except as follows. Shares subject to an Award (or an award under the Prior Plan that is outstanding as of the Effective Date) shall not again be made available for issuance or delivery under the Plan if such Shares are (a) Shares tendered in payment of an Option, (b) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) Shares covered by a stock-settled Stock Appreciation Right that were not issued upon full settlement. The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Share Reserve.

(d)    Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors, consultants or advisors of another company (an “Acquired Company”) in connection with a merger, consolidation or similar transaction involving such Acquired Company and the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Company. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers advisable or appropriate in the circumstances, including provisions that preserve the aggregate exercise price and the aggregate option spread as of the closing date of any such transaction in a manner that complies with Section 409A of the Code. Any substitute Awards granted under the Plan shall not count against the share limitations set forth in this Article 2.

2.2.    Adjustments. The following provisions will apply if any extraordinary dividend or other extraordinary distribution occurs in respect of the Shares (whether in the form of cash, Shares, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or any similar, unusual or extraordinary corporate transaction (or event in respect of the Shares), including a Change in Control, or a sale of all or substantially all the assets of the Company occurs. The Committee will, in such manner and to such extent (if any) as it deems equitable in its absolute discretion to prevent dilution or enlargement of the rights of Participants:

(a)    proportionately adjust any or all of (i) the number and type of Shares (or other securities) that thereafter may be made the subject of Awards (including the specific maximums and numbers of Shares set forth elsewhere in the Plan), (ii) the number, amount and type of Shares (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding Awards, (v) the repurchase price, if any, per Share subject to each outstanding Restricted Stock Award, or (vi) the performance standards appropriate to any outstanding Awards; or

(b)    subject to Section 11.10 of the Plan, in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, including, without limitation, in the event of a Change in Control, make provision for (i) a cash payment, (ii) the substitution or exchange of any or all outstanding Awards, (iii) the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable with respect to Shares upon or in respect of such event, (iv) all vested Options and Stock Appreciation Rights to be exercised by a date certain in connection with such event at which time these stock rights (whether or not then vested) shall terminate, provided Participants are given advance written notice or (v) a combination of the foregoing, which may vary among Participants.

The Committee shall value Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, Stock Appreciation Rights or similar stock rights, may base such settlement solely upon the excess, if any, of the per Share amount payable upon or in respect of such event over the exercise price of the Award. The Committee’s determination with respect to any adjustments under this Section 2.2 shall be final and conclusive. The Committee may act under this Section 2.2 at any time to the extent that the Committee deems such action necessary to permit a Participant to realize the benefits intended to be conveyed with respect to the underlying Shares in the same manner as is or will be available to shareholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by Section 2.2(a) above shall nevertheless be made.
Any adjustments made under this Section 2.2 shall be done in a manner that complies with Section 409A of the Code, to the extent applicable.

ARTICLE 3.
PLAN ADMINISTRATION

3.1.	Administrator. The Plan shall be administered by the Committee.

3.2.    Powers of the Committee. Subject to the provisions of the Plan, Applicable Law, and the specific duties delegated by the Board to the Committee, the Committee shall have the authority in its discretion:

(a)	to determine the Fair Market Value;

(b)    to select the Service Providers to whom Awards may be granted hereunder and the types of Awards to be granted to each;

(c)	to determine the number of Shares to be covered by each Award granted hereunder;

(d)	to determine whether, to what extent, and under what circumstances an
Award may be settled in cash, Shares, other securities, other Awards, or other property;

(e)	to approve forms of Award Agreements;

(f)    to determine, in a manner consistent with the terms of the Plan, the terms and conditions of any Award granted hereunder, based on such factors as the Committee, in its sole discretion, shall determine;

(g)	to construe and interpret the terms of the Plan and Award Agreements;

(h)    to correct any defect (including but not limited to amending an Award Agreement to comply with Applicable Law), supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry out the purposes of the Plan;

(i)    to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established pursuant to Section 14.1 of the Plan;

Plan;

(j)	to authorize withholding arrangements pursuant to Section 11.8(b) of the

(k)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

(l)	to determine the treatment of Awards in connection with a Change in
Control;

(m)	subject to the restrictions under Section 409A of the Code, to extend at any time the period during which an Option may be exercised or a Stock Appreciation Right may be settled; and

(n)    to make all other determinations and take all other action described in the Plan or as the Committee otherwise deems advisable or appropriate for administering the Plan and effectuating its purposes.

3.3.    Compliance with 409A. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that avoids (to the extent practicable) the classification of any Award as “non-qualified deferred compensation” for purposes of Section 409A of the Code, as determined by the Committee, or if an Award is subject to Section 409A of the Code, in a manner that complies with Section 409A of the Code. Notwithstanding the foregoing, the failure to satisfy the requirements of Section 409A of the Code with respect to the grant of an Award shall not affect the validity of the action of the Committee otherwise duly authorized and acting in the matter or transfer any liability for any tax or penalty from the Participant to the Committee, the Company, or any other person.

3.4.    Effect of Committee’s Decision and Committee’s Liability. The Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards. Neither the Board nor the Committee, nor any member of either or any delegatee thereof (including any person signing on behalf of the Company) shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with the Plan or any Award Agreement.

3.5.    Awards may be Granted Separately or Together. In the Committee’s discretion, Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of the Company or an Affiliate. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

ARTICLE 4. VESTING

4.1.    Vesting. (a)    General. The vesting schedule or Period of Restriction for any Award shall be specified in the Award Agreement. The criteria for vesting and for removing restrictions on any Award may include (i) performance of substantial services for the Company for a specified period; (ii) achievement of one or more performance objectives; or (iii) a combination of (i) and (ii), as determined by the Committee.

(b)    Minimum Vesting Requirements. Notwithstanding Section 4.1(a) or any other provision in the Plan to the contrary, all Awards granted under the Plan shall be subject to a vesting period of not less than one year from the date of grant; provided, that up to 5% of the Share Reserve may be issued pursuant to Awards that are not subject to the minimum vesting requirement set forth in this Section 4.1(b); provided, further, that the minimum vesting requirement set forth in this Section 4.1(b) shall not apply with respect to substitute Awards granted pursuant to Section 2.1(d) or with respect to Awards that vest in connection with a Change in Control or upon a Participant’s death, disability, or involuntary termination of employment.

4.2.    Restriction on Acceleration. The Committee shall not accelerate the vesting or exercisability of all or any portion of an Award, unless (i) explicitly provided under the terms of an Award Agreement, (ii) pursuant to Section 11.10 (Change in Control), or (iii) upon a
Participant’s death, disability, or involuntary termination of employment.

4.3.    Period of Absence from Providing Substantial Services. To the extent that vesting or removal of restrictions is contingent on performance of substantial services for a specified period, a leave of absence (whether paid or unpaid) shall not count toward the required period of service unless the Award Agreement specifically provides otherwise or unless otherwise determined by the Committee.

4.4.    Performance Objectives. Any performance objective shall relate to the Service Provider’s performance for the Company (or an Affiliate) or the Company’s (or Affiliate’s) business activities or organizational goals. Performance objectives may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures. The performance objectives and designated level of performance for a performance objective may vary from Participant to Participant. Performance objectives may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures.

ARTICLE 5.
STOCK OPTIONS

5.1.    Terms of Option. Subject to the provisions of the Plan, the type of Option, term, exercise price, vesting schedule, and other conditions and limitations applicable to each Option shall be as determined by the Committee and shall be stated in the Award Agreement.

5.2.	Type of Option.

(a)    Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Only an Employee may be granted an Incentive Stock Option. A Director or Consultant may receive an Option only in the form of a Non-Qualified Stock Option. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be treated as a Non-Qualified Stock Option.

(b)    Neither the Company nor the Committee shall have liability to a Participant or any other party if an Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. In addition, the Committee may make an adjustment or substitution described in Section 2.2 of the Plan that causes the Option to cease to qualify as an Incentive Stock Option without the consent of the affected Participant or any other party.

5.3.	Limitations.

(a)    Maximum Term. No Option shall have a term in excess of ten years, measured from the date the Option is granted. In the case of any Incentive Stock Option granted to a 10% Shareholder (as defined in Section 5.3(d), below), the term of such Incentive Stock Option shall not exceed five years, measured from the date the Option is granted.

(b)    Minimum Exercise Price. Subject to Section 2.2 of the Plan, the exercise price per share of an Option shall not be less than 100% of the Fair Market Value per Share on the date the Option is granted. In the case of any Incentive Stock Option granted to a 10% Shareholder, subject to Section 2.2 of the Plan, the exercise price per share of such Incentive Stock Option shall not be less than 110% of the Fair Market Value per Share on the date the Option is granted.

(c)    $100,000 Limit for Incentive Stock Options. Notwithstanding an Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Shares whose aggregate Fair Market Value exceeds $100,000 (regardless of whether such Incentive Stock Options were granted under the Plan, or any other plan of the Company or any Affiliate), such Options shall be treated as Non- Qualified Stock Options. For purposes of this Section 5.3(c), Fair Market Value shall be measured as of the date the Option was granted and Incentive Stock Options shall be taken into account in the order in which they were granted in accordance with Applicable Law.

(d)    10% Shareholder. For purposes of this Section 5.3, a “10% Shareholder” is an individual who, immediately before the date an Award is granted, owns (or is treated as owning) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, determined under Section 424(d) of the Code.

(e)    Time Limit on Granting Incentive Stock Options. Incentive Stock Options may be granted only within ten years after the date the Board adopts the Plan or the date the Plan is approved by shareholders, whichever is earlier.

5.4.    Form of Consideration. The exercise price of any Option may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares or withholding of Shares deliverable upon exercise.

5.5.    Exercise of Option. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. An Option shall be deemed exercised when the Company or the Company’s designee designated to accept notice of exercise receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option specifying the number of Shares to be purchased and (ii) full payment for the Shares (in a form permitted under Section 5.4 of the Plan) with respect to which the Option is exercised.

ARTICLE 6.
STOCK APPRECIATION RIGHTS

6.1.    Terms of Stock Appreciation Right. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the limitations set forth below and shall be stated in the Award Agreement. Except as otherwise specifically provided for in an Award Agreement or by the Committee, all Awards of Stock Appreciation Rights shall be settled in Shares issuable upon the exercise of the Stock Appreciation Right.

(a)    Base Price. The base price per Share subject to a Stock Appreciation Right shall be determined by the Committee and may not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.

(b)    Exercise Period. Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Appreciation Right shall be exercisable later than ten years after the date it is granted. Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.

6.2.    Exercise of Stock Appreciation Right. Any Stock Appreciation Right granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. A Stock Appreciation Right shall be deemed exercised when the Company or the Company’s designee designated to accept notice of exercise receives written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Appreciation Right.

ARTICLE 7.
RESTRICTED STOCK

7.1.    Terms of Restricted Stock. Subject to the provisions of the Plan, the Period of Restriction, the number of Shares granted, and other conditions and limitations applicable to each Award of Restricted Stock shall be as determined by the Committee and shall be stated in the Award Agreement. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.2.    Transferability. Except as provided in this Article 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.3.    Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock on the grant date as it may deem advisable or appropriate.

7.4.    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.5.    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares, unless otherwise provided in the Award Agreement, as follows:

(a)    If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions (and shall therefore be forfeitable to the same extent) as the Shares of Restricted Stock with respect to which they were paid.

(b)    If any such dividends or distributions are paid in cash, the cash payments shall be subject to the same restrictions as the related Restricted Stock, in which case they shall be accumulated (without interest) during the Period of Restriction and paid or forfeited when the related Shares of Restricted Stock become nonforfeitable or are forfeited, as the case may be. In no event shall any cash dividend or distribution be paid later than 2½ months after the Tax Year in which the dividend or distribution becomes nonforfeitable.

ARTICLE 8.
RESTRICTED STOCK UNITS

8.1.    Terms of Restricted Stock Units. Subject to the provisions of the Plan, the Period of Restriction, number of underlying Shares, and other conditions and limitations applicable to each Award of Restricted Stock Units shall be as determined by the Committee and shall be stated in the Award Agreement.

8.2.    Dividend and Other Distribution Equivalents. The Committee is authorized to grant to holders of Restricted Stock Units the right to receive payments equivalent to dividends or other distributions with respect to Shares underlying Awards of Restricted Stock Units.

Unless otherwise provided in the Award Agreement, during the period prior to Shares being issued in the name of a Participant under any Restricted Stock Unit, dividend equivalents shall accrue on each date dividends on Shares are paid, subject to such conditions as the Committee may deem advisable or appropriate. The time and form of any such payment of such dividend equivalents shall be specified in the Award Agreement.

8.3.    Deferral Election. Notwithstanding anything to the contrary in Sections 8.2 or 8.3, a Participant may elect in accordance with the terms of the Award Agreement and Section 409A of the Code to defer receipt of all or any portion of the Shares or other property otherwise issuable to the Participant pursuant to a Restricted Stock Unit Award to the extent permitted by the Committee.

ARTICLE 9.
OTHER EQUITY-BASED AWARDS

9.1.    Other Equity-Based Awards. The Committee shall have the right to grant other Awards based upon Shares or payable in cash or Shares having such terms and conditions as the Committee may determine, including Deferred Stock Units, Unrestricted Shares, Performance Shares and the grant of securities convertible into Shares. The Committee shall determine the terms and conditions of such Awards, including the number of Shares and any vesting or performance restrictions. All such terms and conditions of such Awards shall be stated in the Award Agreement. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Article 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine.

ARTICLE 10.
TERMINATION OF SERVICE

10.1.    Effect of Termination of Service on Awards; Forfeiture. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to be a Service Provider prior to the end of a performance period, Period of Restriction or the exercise, vesting or settlement of such Award. Subject to Section 11.10, and unless otherwise provided in an Award Agreement or determined by the Committee, if, with respect to any Award, (a) a Participant’s Termination of Service occurs before the end of the Period of Restriction or the vesting date applicable to such Award (or the applicable portion of such Award) or (b) any performance objectives are not achieved in whole or in part (as determined by the Committee) by the end of the period for measuring such performance objectives, then all such then unvested and/or unearned Awards shall be forfeited by the Participant without any consideration due to such Participant.

ARTICLE 11.
ADDITIONAL TERMS OF AWARDS

11.1.    No Rights to Awards. No Service Provider shall have any claim to be granted any Award under the Plan, and the Company is not obligated to extend uniform treatment, or to provide the same terms and conditions of an Award, to all Participants or Beneficiaries under the Plan.

11.2.    No Effect on Employment or Service. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall it interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time for any reason to the extent permitted by Applicable Laws.

11.3.    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

11.4.    Transferability of Awards. Unless otherwise determined by the Committee or expressly permitted under the applicable Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

11.5.    Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to shares of Shares covered by an Award until the date the Participant becomes the holder of record of such Shares.

11.6.    Conditions on Delivery of Shares and Lapsing of Restrictions. The Company shall not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Committee and (b) the Participant has executed and delivered to the Company such representations or agreements as the Committee may consider advisable or appropriate, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to Applicable Laws, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares be sold on the open market or to the Company in order to satisfy tax withholding or other obligations..

11.7.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company and its Affiliates of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

11.8.	Tax Withholding.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the grant, exercise, vesting, or settlement of an Award, the Company shall have the power and the right to deduct or withhold, or to require a Participant or Beneficiary to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes (including the Participant’s FICA obligation) that the Company determines is required to be withheld to comply with Applicable Laws. The Participant or Beneficiary shall remain responsible at all times for paying any federal, state, local and foreign income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

(b)    Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant or Beneficiary to satisfy a tax withholding obligation with respect to an Award, in whole or in part or some combination thereof, by electing to have the Company withhold otherwise deliverable Shares with respect to such Award or delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required by Applicable Law to be withheld. The Fair Market Value of the Shares to be withheld or delivered, or with respect to which restrictions are removed, shall be determined as of the date that the taxes are required to be withheld.

11.9.    Other Provisions in Award Agreements. In addition to the provisions described in the Plan, any Award Agreement may include on the grant date such other provisions (whether or not applicable to the Award of any other Participant) as the Committee determines advisable or appropriate, including but not limited to restrictions on resale or other disposition, rights of the Company to repurchase or recover Shares or Shares underlying Awards, provisions with respect to the treatment and/or forfeiture of Awards in the event that a Participant breaches any confidentiality, non-competition, non-solicitation or other restrictive covenant and provisions to comply with Applicable Laws. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion had imposed, without the Participant’s consent. Notwithstanding the foregoing, the Committee shall not adjust or change previously imposed terms and conditions for an Option or a Stock Appreciation Right in such a manner as would constitute a Repricing of the exercise price or base amount of any Option or Stock Appreciation Right without shareholder approval except as contemplated in Section 2.2.

11.10.	Change in Control. Unless otherwise determined by the Committee:

(a)    Service-Vesting Awards. The vesting of outstanding Awards that vest solely on the basis of continued employment with the Company or any of its Affiliates shall be accelerated solely by reason of a Change in Control only if the surviving corporation or acquiring corporation following a Change in Control refuses to assume or continue such Awards or to substitute similar awards for those outstanding immediately prior to the Change in Control. If such Awards are so continued, assumed or substituted and within one year after the Change in Control a Participant is terminated without Cause, then the vesting and, if applicable, exercisability of all such unvested Awards held by such Participant shall be accelerated in full and any reacquisition rights held by the Company with respect to an Award shall lapse in full, in each case, upon such termination.

(b)    Performance-Vesting Awards. The vesting of outstanding Awards that vest in whole or in part based upon achieving performance objectives shall be accelerated by reason of a Change in Control assuming that target performance has been achieved.

(c)    Cancellation of Awards. Notwithstanding Sections 11.10(a) and 11.10(b), in the event of a Change in Control, the Committee may in its discretion provide that outstanding Awards, whether vested or unvested, shall be cancelled in exchange for cash and/or other consideration with a value equal to (i) for Restricted Stock, Restricted Stock Units, or other stock-based Awards (other than Stock Options or Stock Appreciation Rights), the Fair Market Value of the Shares underlying such Award on the date of such Change in Control or (ii) for Stock Options or Stock Appreciation Rights, the excess, if any, of the Fair Market Value of the Shares underlying such Award on the date of such Change in Control over the aggregate exercise price; provided that, if the Fair Market Value of a Share on such date does not exceed the per share exercise price, the Committee may cancel such Stock Option or Stock Appreciation Right for no consideration.

(d)    Settlement and Section 409A. Except as otherwise provided in an Award Agreement, Awards that become vested pursuant to this Section 11.10 shall be settled as soon as practicable after a Change in Control; provided that, any Award that is subject to Section 409A of the Code shall be settled, instead, at the time(s) specified in the applicable Award Agreement to the extent necessary to avoid any additional tax imposed by Section 409A of the Code. Unless otherwise compliant with Section 409A of the Code, notwithstanding the foregoing, any Award that is subject to Section 409A of the Code shall be settled upon a Change in Control only if such Change in Control also constitutes a change in the ownership or a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as each is defined under Section 409A of the Code and the regulations thereunder (a “Qualifying Change in Control”). Upon a Change in Control that does not constitute a Qualifying Change in Control, Awards that are subject to Section 409A of the Code shall remain payable at the times and in the forms provided for in the applicable Award (without regard to such Change in Control).

11.11.    Section 16 of the Exchange Act. It is the intent of the Company that Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Awards, for the exemption from liability provided in Rule 16b-3 promulgated under the Exchange Act. The Company shall have no liability to any Participant or other person for consequences relating to Section 16 or the rules promulgated thereunder of Awards or events in connection with Awards if an Award or related event does not so qualify.

11.12.    Trading Policy Restrictions. Awards and Shares underlying such Awards shall be subject to the Company’s insider trading policy as may be in effect from time to time, including any blackout period trading prohibition or requirement to obtain mandatory pre-clearance of a transaction.

11.13.    Not Benefit Plan Compensation. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a
Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or an Affiliate, except where the Committee expressly provides otherwise in writing.

11.14.    Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases.

11.15.    Clawback. The Committee shall have the authority to provide that any Participant and/or any Award, including any cash payable and/or Shares issuable thereunder, shall be subject to such recovery, recoupment, clawback and/or other forfeiture policy that is maintained by the Company from time to time. Without limiting the generality of the foregoing sentence, any Award, including any cash payable and/or Shares issuable thereunder, granted to an individual who is subject to the terms of the Company’s Compensation Recovery Policy, as may be amended from time to time, shall be subject to the provisions of such Compensation Recovery Policy.

11.16.    No Payment of Dividends Prior to Vesting. Notwithstanding anything in the Plan to the contrary, to the extent a Participant is eligible to receive dividends or dividend equivalents with respect to an Award granted under the Plan, such dividends or dividend equivalents shall in no case be paid to the Participant before the vesting date of the portion of the Award to which such dividends or dividend equivalents relate.

ARTICLE 12.
TERM, AMENDMENT, AND TERMINATION OF PLAN

12.1.	Term of Plan. The Plan shall become effective on the Effective Date.

12.2.    Termination. The Plan shall terminate upon the earliest to occur of (i) the tenth anniversary of Board adoption of the Plan; (ii) the date on which all Shares available for issuance under the Plan have been issued as fully vested Shares; or (iii) the date determined by the Board pursuant to its authority under Section 12.3 of the Plan.

12.3.    Amendment. The Board may at any time amend, alter, suspend, or terminate the Plan, without the consent of the Participants or Beneficiaries. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws. Any revision that deletes or limits the scope of the provisions of Section 11.9 prohibiting Repricing of Options or Stock Appreciation Rights without shareholder approval shall require shareholder approval.

12.4.    Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan or an Award Agreement shall impair the rights of any Participant or

Beneficiary under an outstanding Award, unless required to comply with an Applicable Law or mutually agreed otherwise between the Participant and the Committee (with any such agreement in writing and signed by the Participant and the Company). Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

ARTICLE 13. DEFINITIONS

“Affiliate” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

“Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, federal, state, local and other tax laws (including the Code), any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or other equity-based awards.

“Award Agreement” means a written agreement setting forth the terms and provisions applicable to an Award granted under the Plan (which may, but need not be executed, at the discretion of the Committee). A writing includes an electronic form of agreement. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficiary” means the person or persons entitled to exercise any Award or receive any payment under an Award after a Participant’s death as determined under Section 14.4 of the Plan.

“Board” means the board of directors of the Company.

“Cause”, as used in connection with the termination of a Participant’s services, means:
(1)with respect to any Participant covered, at the time the Award is granted, under an Officer Special Severance Agreement with the Company or the Rogers Corporation Severance Plan, effective as of     , 2019, as may be amended from time to time (the “Severance Plan”), “cause” as defined in such agreement or such plan, or (2) with respect to any other Participant, any of the following:

(i)    the failure of the Participant to perform any of his or her duties to the Company that results in material harm to the Company, including, without limitation, breach of the Company’s code of ethics, conflict of interest or a material violation of a material restriction under any other Company policy;

(ii)    the Participant’s commission of any felony or other crime that the Committee determines adversely impacts the Participant’s ability to continue performing services with the Company;

(iii)    acts of theft, embezzlement, fraud, dishonesty, misrepresentation or falsification of documents or records involving the Company; or

(iv)    a breach of the terms of any confidentiality agreement, non-competition agreement and non-solicitation agreement or any other agreement between the Participant and the Company, after giving effect to the notification provisions, if any, and the mechanisms to remedy or cure a breach, if appropriate, as described in any such agreement.

The Committee shall determine whether conduct constituting “Cause” has occurred for purposes of the Plan. For purposes of this definition, the term “Company” includes any Affiliate of the Company.

“Change in Control” means: (1) with respect to any Participant covered, at the time the Award is granted, under an Officer Special Severance Agreement with the Company or the Severance Plan, “change in control” as defined in such agreement or such plan, or (2) with respect to any other Participant, the first to occur of any one of the following events:

(i)the closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(ii)the closing of the sale of all of the Company’s Shares to an unrelated person or entity;

(iii)the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding Shares immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this subsection, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of Shares by the persons described above immediately before the consummation of such transaction; or

(iv)	the complete dissolution or liquidation of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall include any regulations or other guidance of general applicability promulgated under such section, and shall further include any successor or amended section of such section of the Code that is so referred to and any regulations thereunder.

“Committee” means the Compensation and Organization Committee of the Board;
provided, however, for the purpose of granting Awards with Service Providers in their capacity as Directors, “Committee” shall mean the Board unless the Board delegates such responsibility to the Committee.

“Company” means Rogers Corporation, a Massachusetts corporation, or any successor thereto.

“Consultant” means any natural person, including an advisor, who is (i) not an Employee,
(ii) engaged by the Company or an Affiliate to render services (other than in connection with the offer or sale of securities in a capital raising transaction or to promote or maintain a market for securities) to such entity and (iii) eligible to be covered under a registration statement on Form S- 8.

“Deferred Stock Unit” means an Award that is vested on the date of grant that entitles the recipient to receive Shares after a designated period of time. Deferred Stock Units shall be subject to such restrictions and conditions as set forth in the Award Agreement, which shall be consistent with the provisions for Restricted Stock Units set forth in Article 8 above except for the requirement to have a Period of Restriction.

“Director” means a member of the Board.

“Effective Date” means the date the Prior Plan expires in accordance with its terms; provided that the Plan and any Awards granted hereunder shall be null and void if the Plan is not approved by the Company’s shareholders under Applicable Laws before the first anniversary of the date on which the Board adopted the Plan.

“Employee” means any person who is treated as an employee in the books and records of the Company or any Affiliate. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Executive Officer” means an individual who is an “executive officer” of the Company, as defined by Rule 3b-7 under the Exchange Act.

“Fair Market Value” means, with respect to a Share as of any date (except in the case of a cashless exercise pursuant to Section 5.4(d)), (i) if the Shares are admitted to trading on a national securities exchange, the closing price of a Share on such date (or, if the Shares were not traded on such day, then the next preceding day on which the Shares were traded), (ii) if the Shares are not admitted to trading on a national securities exchange, the average of the closing bid and asked prices for a Share as quoted on any established U.S. interdealer quotation system on which such prices are regularly quoted (or, if the Shares were not quoted on such day, then the next preceding day on which the Shares were quoted) or (iii) otherwise, the fair market value as determined in good faith by the Committee on such basis as it deems appropriate.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Option” means an option to purchase Shares that is granted pursuant to Article 5 of the Plan. An Option may be an Incentive Stock Option or a Non-Qualified Stock Option.
“Participant” means the holder of an outstanding Award granted under the Plan. “Performance Shares” means a contractual right to payment in the form of Shares upon the attainment of one or more performance objectives and any other terms and conditions specified by the Committee.

“Period of Restriction” means the period during which Restricted Stock, the remuneration underlying Restricted Stock Units or Performance Shares, or any other feature of an Award is subject to a substantial risk of forfeiture. A Period of Restriction shall be deemed to end when the applicable Award ceases to be subject to a substantial risk of forfeiture.

“Repricing” means (i) reducing the exercise price or base amount of an Option or Stock Appreciation Right after it is granted, (ii) taking any action that is treated as a “repricing” under generally accepted accounting principles in the United States of America, (iii) canceling an Option or a Stock Appreciation Right at a time when its exercise price or base amount exceeds the Fair Market Value of a Share (each, an “Underwater Award”), in exchange for another Option, Stock Appreciation Right, Restricted Stock or other Award, or (iv) repurchasing an Option or Stock Appreciation Right that is an Underwater Award.

“Restricted Stock” means Shares that, during a Period of Restriction, are subject to restrictions as described in Article 7 of the Plan.

“Restricted Stock Unit” means an Award that entitles the recipient to receive Shares after a Period of Restriction as described in Article 8 of the Plan.

“Service Provider” means an Employee, Director, or Consultant of the Company or an Affiliate.
“Share” means a share of the Company’s common stock, par value $1.00 per share. “Stock Appreciation Right” means an Award that entitles the recipient to receive, upon exercise, the excess of (i) the Fair Market Value of a Share on the date the Award is exercised, over (ii) a base amount specified by the Committee that shall not be less than the Fair Market Value of a Share on the date the Award is granted, as described in Article 6 of the Plan.

“Tax Year” means the Company’s taxable year. If an Award is granted by an Affiliate, such Affiliate’s taxable year shall apply instead of the Company’s taxable year.

“Termination of Service” means, (a) with respect to an Employee, the date the individual ceases to be an Employee, (b) with respect to a Director, the date the individual ceases to be a Director, (c) with respect to a Consultant, the date the individual ceases to be a Consultant, and

(d) with respect to an individual who provides services in the capacity of an Employee and of an independent contractor, the date the individual ceases providing services in both capacities. Awards under the Plan shall not be affected by the change of a Participant’s status within or among the Company and any Affiliate, so long as the Participant continues to provide services in substantially the same capacity as a Service Provider. For purposes of the Plan and any Award hereunder, if an entity ceases to be an Affiliate, Termination of Service shall be deemed to have occurred with respect to each Participant in respect of such Affiliate who does not continue as a Service Provider in respect of the Company or another Affiliate after giving effect to such Affiliate’s change in status.

“Unrestricted Shares” means a grant of Shares free of any employment based restrictions. Unrestricted Shares may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to a Service Provider.

ARTICLE 14.
MISCELLANEOUS

14.1.	Authorization of Sub-Plans.

(a)    The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations as the Committee deems advisable or appropriate, and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem advisable or appropriate. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

(b)    In addition, the Committee may make Awards to Participants who are foreign nationals, who are employed outside of the United States of America or both
(collectively, “Foreign Participants”) on terms and conditions consistent with the Plan’s purpose but different from the provisions specified herein without amending the Plan as may be advisable or appropriate, as determined in its sole discretion. Subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, the Committee may modify previously granted Awards granted to Foreign Participants to reflect special terms to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

14.2.    Governing Law. Except as specifically provided to the contrary in a sub-plan applicable to a Participant or Beneficiary, the provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under any state’s applicable principles of conflicts of laws.

14.3.    Committee Manner of Action. Unless otherwise provided in the bylaws of the Company or the charter of the Committee: (a) a majority of the members of a Committee shall constitute a quorum, and (b) the vote of a majority of the members present at a meeting, assuming the presence of a quorum, or the unanimous written consent of the members of the Committee shall constitute action by the Committee. The Committee may (i) delegate to the Chief Executive Officer (and/or such other officer as the Committee may determine) the authority to grant Awards to employees who are not Executive Officers; and (ii) delegate the performance of ministerial functions in connection with the Plan to such person or persons as the Committee may select.

14.4.    Beneficiary. A Participant to whom an Award has been made under the Plan may designate a Beneficiary or Beneficiaries to exercise any Award or receive any payment under any Award payable on or after the Participant’s death. Any such designation shall be made on a form provided for that purpose by the Company and shall not be effective until received by the Company. If no Beneficiary has been designated by a Participant, or if the designated
Beneficiaries have predeceased the Participant, the Beneficiary shall be the Participant’s estate.

14.5.	Expenses. The costs of administering the Plan shall be paid by the Company.

14.6.    Severability. If any provision of the Plan, an Award or an Award Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, such provision shall be construed or deemed to be amended to resolve the applicable infirmity, unless the Committee determines that it cannot be so construed or deemed amended without materially altering the Plan or the Award, in which case such provision shall be stricken as to such jurisdiction, person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.7.    Construction. Unless the contrary is clearly indicated by the context, (a) the use of the masculine gender shall also include within its meaning the feminine and vice versa; (b) the use of the singular shall also include within its meaning the plural and vice versa; and (c) the word “include” shall mean “include but not be limited to,” and the word “including” shall mean “including but not limited to.”

14.8.    No Trust or Fund Created. Neither the Plan nor any Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company (or an Affiliate) and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company (or an Affiliate) pursuant to an Award, such right shall be no more secure than the right of any unsecured general creditor of the Company (or the Affiliate, as applicable).

14.9.    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

14.10.	Complete Statement of Plan. This document is a complete statement of the Plan.